Exhibit 10.15

TRANSITION, SEPARATION AND RELEASE AGREEMENT
This Transition, Separation and Release Agreement (the “Agreement”) is entered into by and between Robert Ragusa (“Executive”) and GRAIL, Inc. (the “Company”), effective as of the Effective Date (as defined below). The purpose of this Agreement is to provide for the orderly transition of Executive’s duties to Executive’s successor, senior advisory support for a transition period to Executive’s successor, and full and final resolution of all matters relating to Executive’s employment with the Company and the transition and termination thereof.
1.Continued Employment, Transition.
(a)Continued CEO Employment Period. From the Effective Date until June 1, 2026 (the “Transition Date” and such period, the “Pre-Transition Period”), unless earlier terminated by Executive or the Company in accordance with the terms and conditions set forth in Executive’s offer letter with the Company, dated October 14, 2021 (the “Offer Letter”), Executive shall continue in employment as the Company’s Chief Executive Officer and member of the board of directors of the Company (the “Board”) on Executive’s existing terms and conditions of employment, as outlined in the Offer Letter.
(b)Transition Period. Effective June 1, 2026, Executive’s service in the role of Chief Executive Officer shall terminate and Executive shall resign from any officer and director roles held by Executive with the Company and its affiliates, including as a member of the Board and simultaneously transition to the employment role of Senior Executive Advisor (for clarity, without termination of employment) on the terms and conditions set forth in this Agreement. Executive shall execute such documentation and take such other actions as may be reasonably necessary to effectuate the foregoing. Executive shall continue in the role of Senior Executive Advisor from the Transition Date through March 12, 2027 (the “Transition Period” and, together with the Pre-Transition Period, the “Employment Period” and such date, the “Transition Period End Date”), or such earlier date as either the Company or Executive may terminate Executive’s employment in accordance with the terms and conditions set forth herein (in any case, the “Separation Date”).
(c)Position; Duties.
(i)    Pre-Transition Period. During the Pre-Transition Period (or until any earlier termination of employment), Executive shall continue in his role as the Company’s Chief Executive Officer with the same duties, authority and responsibilities, including those contemplated by the Offer Letter, as in effect as of the Effective Date. During the Pre-Transition Period, Executive shall serve as a full-time executive officer and member of the Board, consistent with his employment prior to the Effective Date, and shall devote his full business time and attention to his duties and responsibilities in accordance with the Offer Letter.
(ii)    Transition Period. During the Transition Period, Executive shall have such duties and responsibilities as are assigned by the Company’s Chief Executive Officer, consistent with his position as Senior Executive Advisor with such duties and responsibilities intended to ensure a smooth transition of the Chief Executive Officer role and provide support across existing initiatives and operations under the supervision of the Company’s Chief Executive Officer, including without limitation (in each, case, unless otherwise directed by the Company’s Chief Executive Officer): (i) providing strategic counsel and continuity support, (ii) supporting preparation for earnings calls, (iii) transferring institutional knowledge, including regarding Board engagement and governance, (iv) coordinating the new Chief Executive Officer's participation in investor conferences and other external engagements, (v) transitioning and stewarding key external relationships, and (vi) advising on laboratory operations and supply chain matters (collectively, the “Transition Services”). During the Transition Period, Executive

shall devote such time and attention to the Transition Services as may be reasonably required to fully perform such Transition Services. For clarity, the scope of Executive’s role, duties and authorities may be limited during the Transition Period as determined in the sole discretion of the Company’s Chief Executive Officer, and Executive shall not undertake any duties, activities or communications unless and until expressly authorized or directed by the Company’s Chief Executive Officer.
(d)Termination of Employment Agreement; Acknowledgements. Effective as of the Transition Date, the Offer Letter shall, without further action by the Company, Executive, or any other party, terminate and cease to be of any further force or effect. For clarity, neither the termination of the Offer Letter, Executive’s transition from Chief Executive Officer to Senior Executive Advisor, the appointment of a successor Chief Executive Officer of the Company, nor any other action, term or condition contemplated by this Agreement, in any case, shall give rise to Good Reason (within the meaning of the Offer Letter) or otherwise trigger any severance or other payments under the Offer Letter or otherwise (other than any payments or benefits expressly contemplated by this Agreement).
2.Compensation; Benefits.
(a)Base Salary. During the Pre-Transition Period, Executive’s base salary shall continue at the annualized rate in effect on the Effective Date. During the Transition Period, Executive will be paid an annualized base salary of $300,000. The base salary shall be paid in accordance with the Company’s normal payroll procedure as in effect from time to time, but no less often than bi-monthly.
(b)Benefits. During the Pre-Transition Period, Executive’s benefits eligibility shall continue as in effect on the Effective Date and as contemplated by the Offer Letter. During the Transition Period, Executive’s benefits eligibility shall, solely if and to the extent permitted under the applicable benefit plan or program, continue in effect on the same terms as applied during the Pre-Transition Period, provided, that if Executive becomes ineligible to participate as an active employee under the terms of any Company “group health plan” during the Transition Period, then, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide Executive and Executive’s eligible dependents, through the end of the calendar month in which the Transition Period ends (the “COBRA Period”), with coverage under its group health plans at the same levels and the same cost to Executive as applied immediately prior to the Effective Date (subject to adjustments applicable to active employee participants generally), provided, further, that if the Company is unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), jeopardizing the tax-qualified status of any plan, and/or causing all or any portion of the health benefits provided to become taxable to Executive, then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal taxable monthly installments over the COBRA Period (or the remaining portion thereof) (in any event, the “COBRA Payments”). For clarity, to the extent that Executive ceases to be eligible for any other benefit or perquisite plan or program during the Transition Period, the Company shall have no obligation to provide or replicate any such other benefits or perquisites.
(c)Variable Compensation Plan. Notwithstanding anything to the contrary in the Offer Letter or otherwise, subject to and conditioned upon Executive’s: (i) continued employment in good standing through the end of the Transition Period, (ii) timely execution following the Separation Date of a general release of claims substantially consistent with the provisions of Section 6 below (the “Release”) that becomes effective and irrevocable within thirty (30) (or to the extent required by law, sixty (60)) days following the Separation Date, and (iii) continued compliance with the terms and conditions of Sections 8 and 9 hereof, Executive shall remain eligible to earn a bonus under the Company’s Variable Compensation Plan (“VCP”), determined by reference to Executive’s Pre-Transition Period base salary and target bonus and attainment of applicable performance goals, pro-rated based on the portion of calendar year 2026 elapsed through the Transition Date (the “Pro-Rata VCP Bonus”). The Pro-Rata VCP Bonus shall be paid as and when bonuses under the VCP are paid to the Company’s executives generally (but for clarity, in no event no event later than May 15, 2027).
(d)Incentive Equity Awards. Each Company incentive equity award granted to Executive that is outstanding as of the Effective Date shall remain outstanding and eligible to vest in accordance with its terms through the end of the Transition Period; provided, that notwithstanding anything to the contrary contained in the Offer Letter, in any incentive equity award agreement or otherwise, in no event shall any accelerated vesting apply with respect to any such Company incentive equity award held by Executive in any context.
3.Termination of Employment.
(a)Termination of Offices, Employment. Executive’s status as an officer of the Company and member of the Board shall terminate on the Transition Date. Executive’s employment with the Company shall terminate on the Separation Date. For clarity, Executive’s employment during the Employment Period is and shall remain “at will,” meaning that either the Company or Executive may terminate Executive’s employment with the Company at any time for any lawful reason (subject, during the Pre-Transition Period only, to the terms and conditions of the Offer Letter). The Company and Executive further acknowledge and agree that the termination of Executive’s employment hereunder shall constitute a “separation from service” within the meaning of Section 409A (as defined below).
(b)Accrued Obligations. Within thirty (30) days following the Separation Date (or any earlier date as may be required by applicable law), the Company will pay to Executive (i) all accrued salary, and (ii) any unreimbursed business expenses incurred and substantiated by Executive, in each case, in accordance with Company policy prior to the Separation Date (collectively, the “Accrued Obligations”).
(c)Termination without Cause. If the Separation Date occurs prior to the Transition Period End Date by reason of the Company’s termination of Executive’s employment without Cause (as defined in the Offer Letter), then, subject to and conditioned upon Executive’s (i) timely execution following the Separation Date of a Release that becomes effective and irrevocable within thirty (30) (or to the extent required by law, sixty (60)) days following the Separation Date, and (ii) continued compliance with the terms and conditions of Sections 8 and 9 hereof:
(i)The Company shall pay to Executive the Base Salary that would have been payable during the remainder of the Transition Period had the Employment Period ended on the Transition Period End Date, in accordance with the payment timing set forth in Section 2(a).
(ii)The COBRA Payments shall continue for the remainder of the COBRA Period as though the Employment Period had ended on the Transition Period End Date.
(iii)The Company shall pay to Executive the Pro-Rata VCP Bonus upon the later to occur of (i) the date on which bonuses under the VCP are paid to the Company’s executives generally or (ii) the first regularly scheduled payment date to occur following the date on which the Release becomes effective and irrevocable (but in no event later than March 15th of the calendar year following the calendar year in which the Separation Date occurs).
(iv)Any Company equity awards held by Executive shall become vested (and, as applicable, exercisable) on an accelerated basis as of the Separation Date with respect to the number of shares subject to such Company equity award that would have vested had Executive’s employment continued through the Transition Period End Date.
(d)Incentive Equity Awards. Each Company equity award held by Executive as of the Separation Date shall, to the extent then unvested (after taking into consideration the accelerated vesting described in Section 3(c) above, if applicable), lapse and be forfeited without payment therefor.
(e)Return of Company Property. Executive represents and warrants he shall, prior to the Separation Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any Confidential Information (as defined below), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Executive shall not make or retain any copy or extract of any of the foregoing; provided, however, that Executive may retain Executive’s telephone and address book and copies of Executive’s own personnel, payroll and benefit documents (provided that such documents do not contain any Confidential Information and that the Company has the prior opportunity to review, redact and/or retain any such documents containing Confidential Information).
4.    Tax Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to all required tax withholding and deductions, and the Company is hereby authorized to withhold and deduct such amounts from all payments hereunder.
5.    Certain Acknowledgments. Executive acknowledges that, upon receipt of the Accrued Obligations (and subject to payment of Executive’s pro-rated 2026 VCP award if earned, as provided above), Executive will have received all monies and other benefits due to Executive in connection with his employment with and separation from the Company, and that Executive shall have no right, title, or interest in or entitlement to any other payments or benefits in connection therewith, other than as expressly set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness that he has not previously reported to the Company.
6.    Release of Known and Unknown Claims.
(a)General Release. In exchange for the consideration set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Executive now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Agreement. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation, age or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; Age Discrimination in Employment Act (as amended, the “ADEA”); Older Workers Benefit Protection Act; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect.
(b)Claims Not Released. This release shall not apply to: the Company’s obligations to provide any compensation, benefits and continued incentive equity award vesting during the Employment Period as set forth in this Agreement; Executive’s right to indemnification under any applicable indemnification agreement with the Company, including, but not limited to, pursuant to any Side A Difference-in-Conditions policy that the Company may elect to maintain from time to time, as applicable; the Company’s governing documents or applicable law; Executive’s right to assert claims for workers’ compensation or unemployment benefits; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or similar state or local human rights agency (“EEOC”) claims of discrimination, harassment, or retaliation (provided, that Executive releases his right to secure any damages for any such alleged conduct); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local Government Agencies (as defined below); any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Executive’s vested rights under any retirement or welfare benefit plan of the Company; Executive’s rights in his capacity as an equityholder of the Company; or any other rights that may not be waived by an Executive under applicable law.
(c)Unknown Claims. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive, being aware of said Code Section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.
(d)    ADEA Release. Executive acknowledges that he is releasing any claims he may have under the ADEA (as defined above). To accept this Agreement, Executive must execute this Agreement no later than the date that is twenty-one (21) days after receipt (the “Review Period”). Executive agrees that the Review Period shall not be extended due to changes to this Agreement, whether material or not. The Company hereby advises Executive to consult with an attorney prior to signing this

Agreement. After Executive signs this Agreement, Executive has up to seven (7) days to revoke the Agreement (such seven (7) day period, the “Revocation Period”). In order to effectively revoke this Agreement, Executive must send written notice of the decision to do so to the Company, to the attention of Abram Barth, General Counsel, at abarth@grailbio.com, and such written notice must be received by the Company prior to the expiration of the Revocation Period. If Executive fails to return his executed Agreement to the Company by the last day of the Review Period or if Executive timely revokes this Agreement, this Agreement shall be null and void and of no effect. If Executive timely returns his executed Agreement to the Company and the Revocation Period expires without revocation, this Agreement shall become effective, irrevocable, and enforceable on the eighth (8th) day after Executive executes this Agreement (the “Effective Date”).
(e)    Representations. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity. Executive agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
(f)    No Actions. Executive represents and warrants to the Company that Executive has no pending actions, Claims or charges of any kind against any Releasee. Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Executive will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, that Executive shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to Executive’s right to file a charge with the EEOC, but as stated above, Executive hereby waives any right to any damages or individual relief resulting from any such charge.
(g)    No Admission. Executive understands and agrees that neither the payment of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
7. Protection of Confidential Information. Executive acknowledges and agrees that Executive has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information (as defined below)) of the Company and its current and future direct and indirect subsidiaries and parent and related entities. Executive agrees that unless Executive first secures the written consent of the Company, Executive shall not use for Executive or anyone else, and shall not, and shall cause Executive’s affiliates and representatives not to, disclose to others, any Confidential Information, except to the extent such use or disclosure is (i) used in the proper performance of Executive’s duties under this Agreement during the Employment Period, (ii) required by law or any order issued by any governmental authority (in which event Executive shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall cooperate with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements) (iii) made to attorneys, accountants, or financial or other advisors of Executive who need to know such Confidential Information, know of the existence and terms of this Agreement and are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein, or (iv) protected by Section 11 below. Executive shall, and shall cause Executive’s applicable affiliates and representatives to, use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used herein, “Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Executive to the extent relating to the business, operations, affairs, products, services or research of the Company or any of their partners, affiliates, officers, directors or key employees, including, without limitation: (A) internal business information of the Company and its subsidiaries (including, without limitation, information relating to strategic plans or practices, business, accounting, financial or marketing plans, practices or programs, training practices or programs, salaries, bonuses, incentive plans or other compensation and benefits information or accounting and business methods); (B) identities of, individual requirements of, specific contractual arrangements with, or information about, the Company, its affiliates, their respective customers or their respective confidential information; (C) any confidential or proprietary information of any third party that the Company or its subsidiaries have a duty to maintain confidentiality of, or use only for certain limited purposes; (D) industry research compiled by, or on behalf of the Company, without limitation, identities of potential target companies, management teams, or transaction sources identified by, or on behalf of, Executive or the Company; (E) compilations of data or analyses, processes, methods, track and performance records, data or data bases relating thereto; and (F) information related to the intellectual property of the Company and its subsidiaries, or updates of any of the foregoing; provided that “Confidential Information” shall not include any information that (x) Executive can demonstrate has become generally known to the public other than as a result of the acts or omissions of Executive or Executive’s affiliates in breach of any confidentiality obligations, or (y) is independently developed by Executive or Executive’s affiliates or representatives following the date hereof outside of Executive’s performance of his duties and responsibilities to the Company under this Agreement and without use of or reference to the Confidential Information.
8. Non-Disparagement. Following the Effective Date, except as protected by Section 11 below, Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could reasonably be expected to be harmful to or reflect negatively on any of the Company or any of its affiliates, or that are otherwise disparaging of any of the Company’s, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The Company agrees to instruct its directors and executive officers to refrain from making disparaging statement regarding Executive, other than (i) in connection with providing truthful testimony or other response in connection with any legal, judicial or governmental investigation or proceeding or (ii) statements made in response to Executive’s statements in the event that Executive’s statements are in breach of Executive’s non-disparagement obligations. In responding to inquiries about Executive from prospective employers, the Company’s Human Resources Department will confirm only Executive’s dates of employment and title.
9.Non-Competition/Non-Solicitation.
(a)    Pre-Transition Period Non-Competition. During the Pre-Transition Period, Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company, its subsidiaries and its affiliates, and, unless provided otherwise pursuant to a prior unanimous written consent or approval by a majority of the Board, Executive shall not (i) serve as an employee or consultant for any other entity, (ii) serve on the board of directors or similar body of any other entity that engages in the Restricted Business (as defined below), or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. (and, without limitation of the foregoing, for clarity, shall not engage in any of the activities restricted under Section 9(b) below). Notwithstanding the foregoing, during the Pre-Transition Period, it shall not be a violation of this Agreement for Executive to: (A) continue to serve in the roles (at existing levels/capacities) listed on Schedule A hereto, (B) serve on boards, committees or similar bodies of charitable or nonprofit organizations or educational institutions, and (C) manage Executive’s personal investments (real estate or otherwise), in each case, so long as such activities do not violate this Section 9, create a potential business or fiduciary conflict, or, individually or in the aggregate, materially interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement.
(b)    Transition Period Non-Competition. During the Employment Period, and without limiting Executive’s obligations during the Pre-Transition Period, Executive shall not, and shall cause Executive’s affiliates not to, in each case, directly or indirectly, own, manage, control, participate in, consult with, render services similar in nature to the services provided to the Company or its subsidiaries for, permit his, her or its name to be used in or in any other manner engage in the business or enterprise in which a material component of such business or enterprise (i.e., comprising more than 20% of the annual revenue or spending of such business or enterprise) involves the research, development, validation, manufacture, marketing, sale or provision of multi-cancer early detection screening or diagnostic tests or related technologies, together with associated laboratory, software, data, and clinical‑support services (the “Restricted Business”): (i) for or on behalf of any person or entity that was a customer (or affiliate thereof) of the Company or its subsidiaries during Executive’s employment and continues to be a customer of the Company (or affiliate thereof) as of the time such services are offered, or (ii) otherwise in any state within the United States in which the Company or its subsidiaries are engaged in the Restricted Business during the Employment Period. For purposes of this Section 9(b), the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee providing services substantially similar to the services provided to the Company or its subsidiaries, partner, sole proprietor, agent, representative, independent contractor providing services substantially similar to the services provided to the Company or its subsidiaries, seller, franchisor, franchisee, creditor or owner; provided that the foregoing activities shall not restrict (A) continued service in the roles (at existing levels/capacities) listed on Schedule A hereto or (B) passive ownership of less than two percent (2%) of the equity securities of a publicly-held entity whose equity securities are traded on a national securities exchange or in the over the counter market, so long as Executive does not have the right or ability to directly or indirectly manage or otherwise direct the operations of such entity (including through the ability to appoint any representatives to the board of directors thereof).
(c)    Business Relations Non-Solicitation. During the Employment Period, Executive shall not, and shall cause Executive’s affiliates not to, directly or indirectly, on Executive’s behalf or on behalf of others (other than on behalf of the Company), (x) induce or attempt to induce any customers, vendors, licensees, licensors or other business relations of the Company or its subsidiaries with whom Executive had personal interactions or had access to Confidential Information while employed by the Company (collectively, “Business Relations”) to cease doing business with the Company or its subsidiaries or otherwise materially adversely modify its business relationship with the Company or its subsidiaries or (y) otherwise materially interfere with the relationship between the Company or its subsidiaries, on the one hand, and any Business Relations, on the other hand.
(d)    Employee Non-Solicitation. During the Employment Period and during the twelve (12) month period immediately following the Separation Date, Executive shall not induce or attempt to induce any Restricted Persons (as defined below) to leave the employ of or engagement by the Company or its subsidiaries, or otherwise materially interfere with the relationship between the Company or its subsidiaries and any such Restricted Person, or (y) solicit to hire or engage, either directly or on behalf of any other person or entity, any such person who is a Restricted Person; provided, that nothing contained in this Section 9(d) shall prohibit Executive from (placing general advertisements or conducting any other form of general solicitation that is not specifically targeted at any Restricted Persons without any direct or indirect prior solicitation or encouragement from Executive prior to such hiring or engagement in violation of this Agreement). For purposes of this Section 9(d), “Restricted Persons” shall mean any officer, director, manager or employee of the Company or any of its subsidiaries whom Executive supervised, with whom Executive had personal interactions, or with respect to whom Executive had access to Confidential Information while employed by the Company.
10.    Equitable Remedies. The Executive acknowledges and understands that Sections 7, 8 and 9 of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach without the need to post bond therefor. Nothing contained in this Section 10 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive.
11.    Certain Exceptions. Notwithstanding anything in this Agreement or the Release to the contrary, nothing contained in this Agreement shall prohibit Executive (or Executive’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the EEOC, the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing non-privileged information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to any Government Agency, (iv) exercising any rights Executive may have under Section 7 of the NLRA, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful, in each case, without notice to or cooperation with the Company. Pursuant to 18 USC Section 1833(b), (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if he (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If

Executive is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement or as protected above, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
12.    Ongoing Cooperation. Executive agrees that, during and after the Employment Period, Executive will assist and cooperate with the Company and its affiliates: (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request, shall reimburse Executive for reasonable, documented out-of-pocket expenses incurred in connection with such cooperation to the extent that such expenses are approved by the Company in advance and, to the extent such cooperation is provided after the Separation Date, and exceeds ten hours in the aggregate shall compensate Executive for such time in excess of ten hours at an hourly rate of $167.00.
13.    Arbitration. Executive acknowledges and agrees that the arbitration provisions set forth in this Section 13 supersede and replace the arbitration provisions set forth in the Offer Letter for all purposes hereunder and with respect to the Offer Letter.
(a)    JAMS Arbitration. Executive and the Company agree that, except for any claims excluded in Section 13(g) below, any dispute, controversy or claim, however significant, arising out of or in any way relating to Executive’s employment with or termination of employment from the Company, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Agreement (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, shall be submitted to final and binding arbitration before a single neutral arbitrator in accordance with the rules of Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Executive’s request, as the exclusive remedy for resolving any and all such disputes.
(b)    Tribunal; Location; Individual Capacity. The tribunal will consist of a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS) and the place of arbitration will be San Francisco, California. Each party shall be entitled to all types of remedies and relief otherwise available in court (subject to the limitations set forth herein). The parties agree that any arbitration pursuant to this Agreement shall be brought on an individual, rather than class, collective, or representative basis, and waive the right to pursue any claim subject to arbitration on a class, collective, or representative basis.
(c)    Jurisdiction. The parties to this Agreement hereby expressly and irrevocably submit themselves to the personal jurisdiction of the Superior Court of the State of California (the “Superior Court”) for the purpose of compelling arbitration pursuant to this Agreement and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.
(d)    Fees. To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Executive initiates a claim subject to arbitration, Executive shall pay any filing fee up to the amount that Executive would be required to pay if Executive initiated such claim in the Superior Court. The arbitrator may if it deems appropriate in its discretion award costs and expenses, including, but not limited to, attorneys’ fees and/or witness fees incurred in connection with such arbitration to the prevailing party.
(e)    WAIVER OF TRIAL BY JURY OR COURT. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
(f)    WAIVER OF OTHER RIGHTS. EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
(g)    Excluded Claims. Notwithstanding the foregoing, this Section 13 shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this arbitration agreement shall not apply to: (i) claims for unemployment and workers’ compensation benefits; (ii) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes; (iii) claims arising under the NLRA or which are brought before the NLRB; (iv) claims brought before the EEOC, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by the EEOC or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Section 11; and (v) any other claim, which by law cannot be subject to mandatory arbitration.
(h)    Representation by Counsel. The parties acknowledge that they are entering into this arbitration provision voluntarily, and are represented by counsel. If any part of this arbitration provision is deemed unenforceable, it is entirely severable from the rest and shall not affect or limit the validity or enforceability of the remainder of the provision, or the Agreement.
14.    Code Section 409A.
(a)    General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive shall work together in good faith to such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as may be necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 14 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.
(b)    Separate Payments; Six-Month Delay. Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. All payments to be made under this Agreement in connection with a termination of employment shall only be made upon the Executive’s “separation from service” (within the meaning of and to the extent required by Section 409A). Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the payment of such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or if earlier, upon Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
15.    Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.
16.    Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
17.    Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
18.    Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
19.    Assignment. This Agreement is personal to Executive and shall not be assignable by Executive. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns.
20.    Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
21.    Entire Agreement/Integration. This Agreement, together with the Offer Letter (solely until the first to occur of the Transition Date or the Separation Date), the individual agreements evidencing any outstanding incentive equity awards granted to Executive by the Company and the Release, constitutes the entire agreement between Executive and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
22.    Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
23.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Executive:
At Executive’s last known address evidenced on the Company’s payroll records or email address evidenced on the Company’s records.

If to the Company:
GRAIL, Inc.
1525 O’Brien Drive
Menlo Park, CA 94025
Attention: Abram Barth

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EXECUTIVE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.
If the above accurately reflects Executive’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to Abram Barth (abarth@grailbio.com) by March 31, 2026.

Dated: __March 11, 2026______     Robert Ragusa

_/s/ Robert Ragusa_________

Dated: __March 10, 2026______     GRAIL, Inc.

_/s/ Gregory Summe_______
Name: Gregory Summe
Position: Chair of the Board

Schedule A
Permitted Outside Activities

1.Service as a member of the board of directors of Twist Bioscience Corporation.